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                                                                    EXHIBIT 2.1


                               PURCHASE AGREEMENT


         THIS AGREEMENT is made and entered into this 1st day of September, 1999 by and between Albert DiMaria, James Frederico, and Osiris Ramos, individuals having an office for the transaction of business at 1280 N.E. 48th Street, Pompano Beach, Florida 33064(hereinafter sometimes referred to individually as "Seller" and collectively as "Sellers"), and, EarthCare Company, a Delaware Corporation with principal offices at 14901 Quorum Drive, Suite 200, Dallas, Texas 75240 (hereinafter referred to as "EarthCare" or "Buyer").

                                  WITNESSETH:

         WHEREAS, the Sellers are the owners of all of the capital stock of the following corporations: MAGNUM ENVIRONMENTAL SERVICES, INC. (hereinafter referred to as "ENVIRONMENTAL SERVICES"); MAGNUM WORLD ENTERPRISES, INC. (hereinafter referred to as "WORLD ENTERPRISES") and MAGNUM PROPERTY DEVELOPMENT CORPORATION (hereinafter referred to as "PROPERTY DEVELOPMENT"), such corporations being hereafter sometimes referred to as the "Corporations".

         WHEREAS, the Sellers are the owners of all of the limited partnership interests in, and Property Development is the sole owner of the general partnership interest in, the following limited partnerships: MAGNUM EAST COAST PROPERTIES, LTD (hereinafter referred to as "EAST COAST"), MAGNUM WEST COAST PROPERTIES, LTD. (hereinafter referred to as "WEST COAST") and MAGNUM NORTH EAST PROPERTIES, LTD. (hereinafter referred to as "NORTH EAST"), such limited partnerships being hereinafter sometimes referred to as the "Limited Partnerships."

         WHEREAS, the Corporations and the Limited Partnerships are hereinafter collectively referred to as the "Companies" and the interest of the Sellers in the capital stock of the Corporations and the limited partnership interests of the Limited Partnerships are hereinafter referred to sometimes collectively as the "Ownership Interests."

         WHEREAS, Buyer desires to acquire, and Sellers desire to sell, the Ownership Interests for cash and shares of the common stock, ($.0001 par value of the Buyer) said shares of common stock being hereinafter sometimes referred to as the "Earth Care Common Stock."

         NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration the mutual receipt and sufficiency of which is hereby acknowledged by the parties hereto, THE PARTIES HERETO AGREE AS FOLLOWS:

1.       PURCHASE AND SALE OF OWNERSHIP INTERESTS.

                  1.1 Upon the basis of the representations and warranties contained herein and subject to the terms and conditions of this Agreement, at the time of "Closing" (as hereinafter defined) Sellers shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from Sellers, all of the Ownership Interests.

                  1.2 At the time of Closing, as part of the purchase price for the Ownership Interests, and in exchange therefor, Buyer shall pay to Sellers:




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                  1.2(a)   Base Purchase Price Sellers shall receive from Buyer
                           Two Million Two Hundred Seventy Eight Thousand One Hundred Forty Three Dollars ($2,278,143) by a wire transfer through the Federal Reserve System at Closing. In addition, Buyer shall deliver to an escrow agent satisfactory to Buyer and Sellers, the sum of Five Hundred Thousand Dollars ($500,000) for Sellers' benefit as security for the material accuracy of Seller's representations and warranties (Holdback Escrow). The form of the escrow agreement with appropriate insertions is attached hereto as SCHEDULE A and made a part hereof.

                  1.2(b) Registered Shares Purchase Price In addition, Sellers shall receive from Buyer at Closing Three Hundred Ten Thousand (310,000) shares of Buyers' common stock duly registered under the Securities Act of 1933 as amended ("Act") to the extent necessary to permit dispositions of such shares.

                  1.2(c) Working Capital Purchase Price Buyer shall pay to Sellers on October 31, 1999 (Adjustment Date), as part of the purchase price, any excess working capital computed as of August 31, 1999, actual closing of books of account. To the extent that any of Company's accounts receivable generated prior to the Closing Date are outstanding and constitute a portion of excess working capital on the Adjustment Date, such accounts receivable shall be distributed to Sellers on the Adjustment Date.

                  1.2(d) Earnout Purchase Price. Sellers shall receive from Buyers Two Hundred Seventy-Five Thousand (275,000) shares of unregistered EarthCare Common Stock at Closing in escrow. The form of escrow agreement is attached hereto as SCHEDULE A and made a part hereof.

                           If Companies generate earnings before interest, depreciation, taxes and amortization (EBIDTA) of Two Million Dollars ($2,000,000) twelve (12) months subsequent to the Closing, One Hundred Thirty-Eight Thousand (138,000) of such shares shall be released from escrow; and if they generate that much in the second twelve (12) months subsequent to Closing, One Hundred Thirty-Seven Thousand (137,000) shares shall be released from escrow Notwithstanding anything to the contrary stated herein 275,000 of such shares shall be released from escrow if the EBIDTA for 24 months subsequent to closing equals or exceeds Four Million Dollars ($4,000,000). EBIDTA shall be determined in accordance with generally accepted accounting principles. Such shares released from escrow shall be registered as a "piggy back" registration on EarthCare's first registration filed after such release from escrow.

                           Buyer promises in calculating earnings in the EBIDTA formula, that it will not intentionally or through bad faith impact earnings so as to prevent Sellers from receiving their earnout Purchase Price.

                           In addition, as a condition of escrow release, the principal executives of the Companies are to be employed (provided they are surviving) under the terms of mutually agreeable employment agreements, the form of which is



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                           attached hereto as SCHEDULE F, and no material
                           breach of this Agreement between Buyer and Sellers shall remain unresolved.

                  1.2(e) Purchase Price Allocation. Buyer and Seller agree to allocate the aggregate Purchase Price in the manner set forth on SCHEDULE E attached hereto and made a part hereof.

         1.3 To facilitate the foregoing, Buyer agrees that for two (2) years after the Closing, all Ownership Interests acquired hereunder should be placed in and remain the sole assets of a Buyer subsidiary entity for which separate financial statements are prepared and reflected in the annual EBITDA computation referred to herein and none of the assets of the Companies shall be transferred to Buyer or its subsidiaries or affiliates, whether in liquidation or otherwise.

2.       CLOSING.

         2.1 Immediately after the Closing, Buyer shall transfer to Company by a wire transfer through the Federal Reserve System at Closing Nine Million Two Hundred Twenty One Thousand Eight Hundred Fifty-Seven Dollars ($9,221,857) to Companies' creditors identified in SCHEDULE C attached hereto and made a part hereof.

                  2.2 Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Acquisition Stock (the "Closing") shall be held as of August 31, 1999, at the offices of Magnum Environmental Services, Inc., 1280 N.E. 48th Street, Pompano Beach, Florida, or at such other time, location and date as shall be mutually agreed upon by the parties hereto in writing. (Such time and date is sometimes hereinafter referred to as the "Closing Date" or "Closing".) All term liabilities of the Companies shall be paid by Buyer on the Closing Date as set forth in paragraph 1.2(d), and Buyer shall be responsible for obtaining the return and cancellation of any and all guaranties of all Companies' debt given by Sellers. All surety bonds currently outstanding shall remain in full force and effect.


3. PROCEDURE AT THE CLOSING. The parties hereto agree to take the following steps in the order listed:

         3.1 Sellers shall deliver to the Buyer the Ownership Interests, and such stock certificates, endorsements, assignments and other instruments to transfer to the Buyer good and marketable title to the Ownership Interests, free and clear of all liens, claims and encumbrances.

         3.2 In exchange for the Ownership Interests, Buyer shall deliver to Sellers the Purchase Price and other consideration required by this Agreement.

         3.3 The Buyer and Seller shall also deliver whatever other documents are contemplated by this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF SELLERS. In order to induce the Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder, the Seller hereby makes the following representations, warranties, covenants and agreements:



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         4.1      ORGANIZATION AND EXISTENCE.

                  4.1(a) ENVIRONMENTAL SERVICES is a corporation duly organized and legally existing in good standing under the laws of the State of Florida, and has all requisite corporate power to carry on its business as now conducted. The nature of the business of ENVIRONMENTAL SERVICES and the character of the properties owned or leased by it do not require its qualification to do business as a foreign corporation in any state. Seller has delivered to Buyer a true and correct copy of the Articles of Incorporation of ENVIRONMENTAL SERVICES (certified by the Secretary of State of Florida) and by-laws of ENVIRONMENTAL SERVICES (certified by its Secretary).

                  4.1(b) WORLD ENTERPRISES is a corporation duly organized and legally existing in good standing under the laws of the State of Florida, and has all requisite corporate power to carry on its business as now conducted. The nature of the business of WORLD ENTERPRISES and the character of the properties owned or leased by it do not require its qualification to do business as a foreign corporation in any state. Seller has delivered to Buyer a true and correct copy of the Articles of Incorporation of WORLD ENTERPRISES (certified by the Secretary of State of Florida) and By-Laws of WORLD ENTERPRISES (certified by its Secretary).

                  4.1(c) PROPERTY DEVELOPMENT is a corporation duly organized and legally existing in good standing under the laws of the State of Florida, and has all requisite corporate power to carry on its business as now conducted. The nature of the business of PROPERTY DEVELOPMENT and the character of the properties owned or leased by it do not require its qualification to do business as a foreign corporation in any state. Seller has delivered to Buyer a true and correct copy of the Articles of Incorporation of PROPERTY DEVELOPMENT (certified by the Secretary of State of Florida) and By-Laws of PROPERTY DEVELOPMENT (certified by its Secretary).

                  4.1(d) EAST COAST is a limited partnership duly organized and legally existing in good standing under the laws of the State of Florida, and has all requisite power to carry on its business as now conducted. The nature of the business of EAST COAST and the character of the properties owned or leased by it do not require its qualification to do business as a foreign limited partnership in any state. Sellers have delivered to Buyer a true and correct copy of the Limited Partnership Agreement of EAST COAST (certified by the General Partner, Property Development).

                  4.1(e) WEST COAST is a limited partnership duly organized and legally existing in good standing under the laws of the State of Florida, and has all requisite corporate power to carry on its business as now conducted. The nature of the business of WEST COAST and the character of the properties owned or leased by it do not require its qualification to do business as a foreign corporation. Sellers have delivered to Buyer a true and correct copy of the Limited Partnership Agreement of WEST COAST (certified by the General Partner, Property Development).



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                  4.1(f)   NORTH EAST is a limited partnership duly organized
                           and legally existing in good standing under the laws of the State of Florida, and has all requisite power to carry on its business as now conducted. The nature of the business of NORTH EAST and the character of the properties owned or leased by it do not require its qualification to do business as a foreign limited partnership in any state. Sellers have delivered to Buyer a true and correct copy of the Limited Partnership Agreement of NORTH EAST (certified by the General Partner of Property Development).


         4.2 SUBSIDIARIES OR OTHER ENTITIES. Except as stated herein, none of the Companies has any investments or ownership interests in any corporations, partnerships, joint ventures or other business enterprises, other than a limited partnership, Midway Development Limited, which entity is not part of this agreement.


         4.3      CAPITALIZATION.

                  4.3(a) ENVIRONMENTAL SERVICES is authorized to issue 1,000,000 shares of common stock, no par value, of which 436 shares are issued and outstanding at the time of the execution of this Agreement. All of the issued and outstanding shares of capital stock of ENVIRONMENTAL SERVICES have been duly issued, are validly outstanding, are fully paid and nonassessable, and are held of record and beneficially by Sellers; there are no outstanding subscriptions, options, warrants or rights to receive, purchase or subscribe to, or securities convertible into or exchangeable for, any issued or unissued shares of the capital stock of ENVIRONMENTAL SERVICES. ENVIRONMENTAL SERVICES has no liability for dividends declared and unpaid. Prior to Closing, the Sellers shall not, and shall not permit ENVIRONMENTAL SERVICES to, issue or enter into any subscriptions, options, agreements or other commitments in respect of the issuance, transfer, sale or encumbrance of any shares of the ENVIRONMENTAL SERVICES capital stock.

                  4.3(b) WORLD ENTERPRISES is authorized to issue 1,000,000 shares of common stock, $1.00 par value, of which 310 shares are issued and outstanding at the time of the execution of this Agreement. All of the issued and outstanding shares of capital stock of WORLD ENTERPRISES have been duly issued, are validly outstanding, are fully paid and nonassessable, and are held of record and beneficially by Sellers; there are no outstanding subscriptions, options, warrants or rights to receive, purchase or subscribe to, or securities convertible into or exchangeable for, any issued or unissued shares of the capital stock of WORLD ENTERPRISES. WORLD ENTERPRISES has no liability for dividends declared and unpaid. Prior to Closing, the Sellers shall not, and shall not permit WORLD ENTERPRISES to, issue or enter into any subscriptions, options, agreements or other commitments in respect of the issuance, transfer, sale or encumbrance of any shares of the WORLD ENTERPRISES capital stock.

                  4.3(c) PROPERTY DEVELOPMENT is authorized to issue 300 shares of common stock, $1.00 par value, of which 100 shares are issued and outstanding at the time of the execution of this Agreement. All of the issued and



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                           outstanding shares of capital stock of PROPERTY
                           DEVELOPMENT have been duly issued, are validly outstanding, are fully paid and nonassessable, and are held of record and beneficially by Sellers; there are no outstanding subscriptions, options, warrants or rights to receive, purchase or subscribe to, or securities convertible into or exchangeable for, any issued or unissued shares of the capital stock of PROPERTY DEVELOPMENT. PROPERTY DEVELOPMENT has no liability for dividends declared and unpaid. Prior to Closing, the Sellers shall not, and shall not permit PROPERTY DEVELOPMENT, to issue or enter into any subscriptions, options, agreements or other commitments in respect of the issuance, transfer, sale or encumbrance of any shares of the PROPERTY DEVELOPMENT capital stock.

                  4.3(d) EAST COAST has a 1% general partner interest (owned by PROPERTY DEVELOPMENT) and 99% limited partner interests (owned by the Sellers) issued and outstanding at the time of the execution of this Agreement. All of the outstanding partnership interests of EAST COAST have been duly issued, are validly outstanding, are fully paid, and are held of record and beneficially by PROPERTY DEVELOPMENT and Sellers; there are no outstanding subscriptions, options, warrants or rights to receive, purchase or subscribe to, or securities convertible into or exchangeable for, any issued or unissued partnership interests of EAST COAST. EAST COAST has no liability for distributions declared and unpaid. Prior to Closing, the Sellers shall not, and shall not permit EAST COAST to, issue or enter into any subscriptions, options, agreements or other commitments in respect of the issuance, transfer, sale or encumbrance of any partnership interests of EAST COAST.

                  4.3(e) West Coast has a 1% general partner interest (owned by PROPERTY DEVELOPMENT) and 99% limited partner interests (owned by the Sellers) issued and outstanding at the time of the execution of this Agreement. All of the outstanding partnership interests of West Coast have been duly issued, are validly outstanding, are fully paid, and are held of record and beneficially by Sellers; there are no outstanding subscriptions, options, warrants or rights to receive, purchase or subscribe to, or securities convertible into or exchangeable for, any issued or unissued partnership interests of West Coast. West Coast has no liability for distributions declared and unpaid. Prior to Closing, the Sellers shall not, and shall not permit West Coast to, issue or enter into any subscriptions, options, agreements or other commitments in respect of the issuance, transfer, sale or encumbrance of any partnership interests of West Coast.

                  4.3(f) NORTH EAST has a 1% general partner interest (owned by PROPERTY DEVELOPMENT) and 99% limited partner interests (owned by the Sellers) issued and outstanding at the time of the execution of this Agreement. All of the outstanding partnership interests of NORTH EAST have been duly issued, are validly outstanding, are fully paid, and are held of record and beneficially by PROPERTY DEVELOPMENT and Sellers; there are no outstanding subscriptions, options, warrants or rights to receive, purchase or subscribe to, or securities convertible into or exchangeable for, any issued or unissued partnership interests of NORTH EAST. NORTH EAST has no liability for distributions declared and unpaid. Prior to Closing, the



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                           Sellers shall not, and shall not permit NORTH EAST,
                           to issue or enter into any subscriptions, options, agreements or other commitments in respect of the issuance, transfer, sale or encumbrance of any partnership interests of NORTH EAST.

         4.4 OWNERSHIP. Sellers have, and at the time of Closing will have, good and marketable title to the Ownership Interests, and there are, and at the time of Closing will be, no impediments to the sale and transfer of the Ownership Interests to Buyer. Upon delivery of the Ownership Interests to Buyer, by whatever instrument(s) are appropriate, the Ownership Interests (i) shall constitute all of the issued and outstanding Ownership Interests of the Companies, and
                  (ii) shall be free and clear of all security interests, liens, charges, pledges, mortgages, encumbrances or rights of third parties whatsoever. It is noted that the general partnership interests in the Limited Partnership shall be deemed adequately conveyed by Sellers' transfer to Buyer of all of this issued and outstanding capital stock of PROPERTY DEVELOPMENT, the sole general partner of each such Limited Partnership.

         4.5 FINANCIAL CONDITION. Sellers have furnished to Buyer copies of the following consolidated financial statements of the Companies, all of which are true and complete in all material respects and have been prepared in accordance with generally accepted accounting principles consistently applied (except to the extent otherwise reported):

                  4.5(a) A consolidated balance sheet ("Balance Sheet") of the Companies as of December 31, 1998.

                  4.5(b) Consolidated statements of income and retained earnings of the Companies for the twelve (12) months ended December 31, 1998 and for the 6-month period ended June 30, 1999. (Collectively, the Balance Sheet and statements of income and retained earnings are hereinafter referred to as the "Financial Statements").

                           The Financial Statements are complete and correct in all material respects and in accordance with the books of account and records of the Companies and present fairly the financial position of the Companies' business and the income, stockholders' equity and cash flow of the Companies' business at the dates and for the periods indicated.

                  4.5(c) Sellers warrant that the aggregate current assets of the Companies will be sufficient to pay the aggregate amount of current liabilities of the Companies as of the Closing Date. Buyer agrees that any excess working capital on the Closing Date after payment of all term debt (including principal and interest to Closing Date) shall be distributed to Sellers as set forth in paragraph 1.2(c). Such amount shall constitute part of the Purchase Price.

         4.6      ASSETS.

                  4.6(a) To Sellers' knowledge, the Companies have good and marketable title to, and are in possession of, all of the assets, equipment, vehicles, properties and rights, including all properties, assets, vehicles and equipment as



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                           shown on the Balance Sheet, free and clear of all
                           liabilities, mortgages, liens, pledges, security interests, restrictions, conditional sales agreements, title retention agreements, charges or encumbrances, except as shown on the Balance Sheet and in Companies' records. Sellers represent its records to the extent available, to Sellers' knowledge, set forth a list of all material items of equipment, vehicles, properties, containers, machinery, shop equipment, welders, grinders, work benches, jacks, stands, parts, office furniture, fixtures, computer hardware/software and equipment owned by the Companies as of the date of this Agreement and used in connection with its business operations (hereinafter sometimes referred to as the "Operating Equipment").

                  4.6(b) To Sellers' knowledge all of the Operating Equipment is in good operating condition (normal wear and tear excepted), has been well maintained, and is in adequate condition to service the Companies' Customer Accounts (as herein defined) and to conduct the operations of the Companies existing on the Closing Date.

                  4.6(c) To Sellers' knowledge, there has not been any material change in the Operating Equipment, since the inspection of such Operating Equipment by Buyer on August 31, 1999, and there shall not be any material change in the Operating Equipment, in the aggregate, subsequent to a final inspection of the Operating Equipment to be performed by Buyer and Sellers prior to Closing.

                  4.6(d) The transactions contemplated by this Agreement do not and will not subject any of the Companies or the Buyer to any claim or liability for any obligation, debt or contract, other than as specifically disclosed in this Agreement or the Schedules attached hereto.

         4.7      CUSTOMER ACCOUNTS, MUNICIPAL CONTRACTS AND RELATED MATTERS.

                  4.7(a) Customer Accounts are the commercial, industrial, municipal, and residential accounts of the Companies pursuant to which the Companies provide waste removal, collections, incorporation, storage and/or disposal. To Sellers' knowledge, said Customer Accounts are listed on Companies' books and records.

                  4.7(b) To Sellers' knowledge, all written service agreements, franchises, licenses or other contracts, if any, to which any of the Companies is a party and which relate to Customer Accounts is contained in Companies' books and records. Original copies of all such contracts shall be delivered by the Sellers to the Buyer no later than the Closing Date, and such copies shall be true, accurate and complete and shall include all amendments, supplements or other modifications to such contracts. To the knowledge of the Sellers, none of the Companies or any other party to any of the Companies' municipal contracts or Customer Accounts is in material default or alleged to be in material default thereunder and there exists no condition or event which, after notice or the lapse of time or both, would constitute such a default.



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                  4.7(c)   Except as otherwise disclosed, the Sellers know of
                           no oral or written communication, fact, event or action which exists or has occurred within 30 days prior to the date of execution of this Agreement, which would tend to indicate that any current customers of any of the Companies intends to terminate their business relationship with any of the Companies.

         4.8 MATERIAL CONTRACTS. To Sellers' knowledge, none of the Companies is a party to or bound by any material written or oral (i) contracts not made in the ordinary course of business; (ii) employment contracts, other than those terminable at will; (iii) contracts with any labor union or association; (iv) leases with respect to any property, real or personal, whether as lessor or lessee, except intercompany or as disclosed; (v) continuing contracts for the future purchase of materials, supplies or equipment in excess of the requirements of its business now booked; or (vi) contracts or commitment for capital expenditures heretofore otherwise disclosed.

         4.9 EMPLOYEES - LABOR MATTERS. The Companies have generally enjoyed a good employer-employee relationship with employees. To Sellers' knowledge, there exists no pending or threatened actions by any employees alleging sex, age, race, or other discriminatory practices, no current effort to organize these employees into collective bargaining units, and no collective bargaining agreement is now in effect.

         4.10 INSURANCE. The Companies maintain in effect insurance covering assets and businesses and any liabilities relating thereto in an amount believed adequate by the Sellers, and such insurance coverage shall be maintained by the Companies through and shall survive the Closing Date. Between the date hereof and the Closing Date, the Sellers shall cause the Companies to furnish to the Buyer such information as the Buyer shall reasonably request regarding the Companies' insurance.

         4.11 LICENSES AND PERMITS. To Sellers' knowledge, the Companies possess all licenses and other required governmental or official approvals, permits or authorizations, if any, the failure to possess which would have a material adverse effect on the businesses, financial condition or results of operations of the Companies including, without limitation, all common carrier rights, certificates of public need, waste material transportation permits, trademarks and trade names necessary to carry on business as now being conducted, without known conflict with valid licenses, permits, trademarks and trade names of others. All such licenses and permits are in full force and effect, and to Sellers' knowledge, no violations are or have been recorded in respect to any thereof, and no proceeding is pending, or to the knowledge of Sellers threatened, to revoke, suspend or otherwise limit such licenses or permits, except for the items identified in SCHEDULE G. To Sellers' knowledge, all licenses and permits will survive the Closing of the transactions contemplated by this Agreement.

         4.12 TAX MATTERS. The Companies have filed all federal, state, franchise tax, and other tax returns which are required to be filed and have paid or have made provision for the payment of all taxes which have or may become due pursuant to said returns. All taxes, including, without limitation, withholding and social security taxes due with respect to all of the Companies' employee, federal and state income tax liabilities, corporate franchise taxes, due, payable or accrued by each of the Companies on or before the Closing Date have or will be paid. The

                  Companies have filed all reports required to be filed with all such taxing authorities. Sellers shall be responsible for any tax liability attributable to operations of the Companies prior to Closing; in such event, Companies agree to provide Sellers with prompt access to Companies' records and personnel at no expense to Sellers. The parties agree that if Buyer wishes to maintain the Subchapter S status of the Corporations, there shall be an interim closing of the books as of the Closing Date so that Sellers shall be charged with only the profit of the Corporations from the beginning of the fiscal year to the Closing Date. Similar closing of the books shall be had with respect to the Limited Partnerships.

                  Buyer and Sellers agree to cause the Companies to make the election provided by Section 338[h][10] of the Internal Revenue Code of 1986 as amended and Treasury Regulation Paragraph 1.338[h][10]-1[d][1], and in connection therewith, the parties agree that the allocation of the Purchase Price shall be used in connection with the preparation of tax returns reflecting the sale and purchase contemplated hereby. Buyer agrees to reimburse Sellers for, and provide simultaneously for the payment of, any and all additional taxes, interest, and penalties incurred as a result of Sellers agreeing to make such election and to indemnify Sellers therefor together with any expenses incurred as a result thereof including reasonable attorneys' and accountants' fees.

         4.13 LITIGATION. To the knowledge of Sellers, none of the Companies has received any notices of material default and none of the Companies is in material default of (i) any order, writ, injunction or decree of any court, or any federal, state, municipal or other governmental department, commission, board, bureau or instrumentality, or (ii) any agreement or obligation to which any of the Companies is a party or by which any of the Companies is bound or to which any of the Companies or any of the property of the Companies' may be subject. To Sellers' knowledge, there are no material outstanding claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Sellers, threatened against any of the Companies or which affect any of the Companies or any assets or property of the Companies, at law or in equity before or by any federal, state, municipal court or other governmental department, authority, commission, board, bureau, agency or instrumentality.

         4.14 COMPLIANCE WITH LAWS. To Sellers' knowledge, the Companies are in compliance in all material respects with all federal, state, and local laws, ordinances, regulations, rules, and orders applicable to the Companies or to assets of the Companies including, without limitation, all laws and regulations relating to the protection of the environment, anti-competitive practices, discrimination, employment, and wage and hour practices. None of the Companies has received notification of any asserted past or present material failure to comply with any of such laws or regulations.

         4.15 ENVIRONMENTAL MATTERS. To the best of Seller's knowledge, and not having conducted any environmental assessment, audit or investigation.

                           4.15(a) During the period of time Seller owned or operated any facility of the Companies, Seller has been in material compliance with all currently applicable federal, state and local statutes, rules, ordinances and other laws and regulations relating to environmental matters;

                           4.15(b) No releases or threats of releases of any toxic, hazardous or carcinogenic substances or medical wastes
                                        (including, but not limited to,
                                        petroleum products) to the environment
                                        from or at any facility of any of the
                                        Companies have occurred which have not
                                        been remediated to the extent required
                                        under currently applicable federal,
                                        state and local statutes, rules,
                                        ordinances and other laws, regulations,
                                        permits or orders of a governmental
                                        authority;

                           4.15(c) None of the Companies have received any written notice to the effect that the landfills and other disposal sites to which waste material transported by any of the Companies has been delivered are not properly licensed pursuant to applicable environmental laws to receive the material disposed of therein.

                           4.15(d) No pending or threatened, claims, assessments or litigation notices have been received by Seller with respect to any alleged noncompliance with any of the Environmental Laws with respect to the ownership or operation of any facility of any of the Companies or any of the other Acquired Assets.


         4.16 NO BROKERS' OR AGENT'S FEES. No agent, broker, finder, representative or other person or entity acting pursuant to authority of the Sellers will be entitled to any commission or finder's fee in connection with the origination, negotiation, execution or performance of the transactions contemplated under this Agreement.

         4.17 NO MATERIAL ADVERSE CHANGE. To Sellers' knowledge from January 1, 1999, there has not been: (i) any material adverse change in the financial condition, assets, liabilities, business or results of operations of any of the Companies;
                  (ii) to the knowledge of the Sellers, any threatened or prospective event or condition of any character whatsoever which could materially and adversely affect the business, financial condition or results of operations of any of the Companies; (iii) any sale or other disposition of any of the Companies' assets other than in the ordinary course of business; or (iv) any uninsured damage, destruction or loss materially and adversely affecting the property, business or prospects of any of the Companies.

         4.18 DUE AUTHORIZATION AND ABSENCE OF BREACH. This Agreement and all other agreements of the Sellers contemplated hereunder constitute valid and binding obligations of the Sellers, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement (or any agreement contemplated hereunder) nor the consummation of the transactions contemplated hereby will: (i) conflict with or violate any provision of the Articles of Incorporation or By-Laws of any of the Companies; (ii) conflict with or violate any decree, writ, injunction or order of any court or administrative or other governmental body which is applicable to, binding upon or enforceable against any of the Companies or Sellers.

         4.19 AUTHORITY TO CONTRACT. Sellers have the full power, right and authority to enter into and perform this Agreement without the consent of any person, entity or governmental agency.

         4.20 ACCURACY OF THE INFORMATION FURNISHED BY THE SELLERS. No representation, statement or information made or furnished by the Sellers to the Buyer, including those contained in this Agreement and the various schedules attached hereto and the other information and statements referred to herein, contains or shall contain any materially untrue statement of any material fact.

5. REPRESENTATION AND WARRANTIES OF BUYER. In order to induce the Sellers to enter into this Agreement and to consummate the transactions contemplated hereunder, the Buyer hereby makes the following representations, warranties, covenants and agreements:

         5.1 ORGANIZATION AND EXISTENCE. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all the requisite corporate power and authority to carry on its business as now conducted and to consummate the transactions contemplated by this Agreement.

         5.2 AUTHORITY TO CONTRACT. The execution, delivery and performance of this Agreement by Buyer has been duly approved by its Board of Directors, and no further corporate action is necessary on the part of Buyer to consummate the transactions contemplated by this Agreement, assuming due execution of this Agreement by the parties.

         5.3 NO BROKER'S OR AGENT'S FEES. No agent, broker, finder, representative or other person or entity acting pursuant to the authority of the Buyer will be entitled to any commission or finder's fee in connection with the origination, negotiation, execution or performance of the transactions contemplated under this Agreement.

         5.4 ACCURACY OF INFORMATION FURNISHED BY BUYER. No representation, statement or information made or furnished by Buyer to the Sellers in this Agreement, or in connection with the transactions contemplated hereby including, without limitation copies of the Buyer's filings with the Securities and Exchange Commission, contains, or shall contain any untrue statement of any material fact or omits or shall omit any material fact necessary to make the information contained herein true.

         5.5 REGISTRATION. The EarthCare common stock delivered to Sellers on the Closing Date has been duly registered with the Securities and Exchange Commission on Form S-1 effective December 9, 1998, and such registration statement is true and correct in all material respects and does not omit to state any material information necessary to make such registration statement not misleading. Buyer agrees to maintain the currency of the registration statement and to provide Sellers with sufficient copies of the prospectus, as the same may be supplemented or stickered from time to time to enable Sellers to sell the registered shares for one year from Closing Date or until sold. Buyer also agrees to comply with the reporting requirement of the Securities Exchange Act of 1934 so that Sellers may sell the unregistered shares in accordance with Rule 144 thereunder.

6. ADDITIONAL AGREEMENT OF THE SELLERS. The Sellers further agree with the Buyer as follows:

         6.1 ACCESS TO OFFICES AND RECORDS. The Sellers shall cause the Companies to afford representatives of the Buyer, from and after the date of execution of this Agreement, full access, during normal business hours and upon reasonable notice, to all offices, books, properties, contracts, documents and records of the Companies and to furnish to the Buyer or its representatives all additional information, including financial or operating information with respect to the business and affairs of the Companies that the Buyer or its representatives may reasonably request. Sellers acknowledge that Buyer is a publicly-traded corporation and that Buyer will be required under the applicable securities laws to make public disclosure of detailed financial data concerning the Companies' operations. Prior to the Closing Date, Buyer has Sellers' permission to disclose publicly: (i) the amount of the Companies' revenues; and (ii) such other information as shall be included in any press release of Buyer which Sellers approve in advance of being released; such approval shall not be unreasonably withheld. Provided, however, that any furnishing of such information to the Buyer and any investigation by the Buyer shall not affect the right of the Buyer to rely solely upon the representations and warranties made by the Sellers in or pursuant to this Agreement; and provided further, that the Buyer: (i) will hold in strict confidence all documents and information concerning the Companies so furnished; and (ii) will promptly return all such documents and all copies to the Companies if this Agreement is not closed or for no reason.

         6.2 CONDUCT OF BUSINESS PENDING THE CLOSING. From and after the execution and delivery of this Agreement and until the Closing Date, except as otherwise provided by the prior written consent or approval of the Buyer:

                  6.2(a) The Sellers will cause the Companies to conduct business and operations in the manner in which the same has heretofore been conducted and Sellers will use their best efforts to cause the Companies to:
                           (i) preserve the Companies' current business organization intact; (ii) keep available to the Buyer the services of the Companies' current employees and the Companies' agents and distributors; and (iii) preserve the Companies' current relationships with customers, suppliers and others having business dealings with the Companies.

                  6.2(b) The Sellers will cause the Companies to maintain all its properties in customary repair, order and condition, reasonable wear and use excepted, and will maintain its existing insurance upon all of its properties and with respect to the conduct of its business in such amounts and of such kinds comparable to that in effect on the date of this Agreement.

                  6.2(c) The Sellers will take action to insure that none of the Companies will: (i) pay any bonus or increase the rate of compensation of any of the Companies' employees or enter into any new employment agreement or amend any existing employment agreement; (ii) make any general increase in the compensation or rate of compensation payable or to become payable to the Companies' hourly-rated employees; (iii) sell or transfer any of the Companies' assets, except in the ordinary course; (iv) obligate itself for capital expenditures other than in the ordinary course of business and not unusual in amount; or (v) incur any material obligations or liabilities, which are not in the ordinary course of business, or enter into any material transaction.

                  6.2(d) The Sellers shall not, and shall not permit any of the Companies to, issue or enter into any subscriptions, options, agreements or other commitments in respect of the issuance, transfer, sale or encumbrance of any shares of the Acquisition Stock.

         6.3 EXECUTION OF FURTHER DOCUMENTS BY SELLERS. From and after the Closing, upon the reasonable request of the Buyer and at the Buyer's cost and expenses, the Sellers shall execute, acknowledge and deliver such documents as may be appropriate to carry out the transactions contemplated by this Agreement.

         6.4      INDEMNIFICATION BY SELLERS.

                  6.4(a) To the extent specified herein, the Sellers will indemnify and hold the Buyer harmless from and against any and all damage, loss, cost, deficiency, assessment, liability or other expense (including reasonable attorney's fees, costs of court and litigation expenses, if any) suffered, incurred or paid by the Buyer as a result of:

                           6.4(a)(1)        The material untruth, inaccuracy,
                                            breach or violation of any
                                            representation, warranty, covenant
                                            or other obligation of the Sellers
                                            set forth in or made in connection
                                            with this Agreement;

                           6.4(a)(2)        The assertion against the Buyer or
                                            any of the Companies of any
                                            material liability or obligation of
                                            any of the Companies or of any
                                            claim relating to the operation of
                                            the Companies' businesses, prior to
                                            the Closing Date, whether absolute
                                            or contingent, matured or
                                            unmatured, known or unknown as of
                                            the Closing Date (including,
                                            without limitation, customer claims
                                            or disputes).

                           6.4(a)(3)        No claims for indemnification by
                                            Buyer shall be payable until the
                                            aggregate thereof reaches $50,000
                                            and only claims in excess of
                                            $50,000 shall be subject to
                                            indemnification. The maximum amount
                                            payable to Sellers for Buyer's
                                            claims of indemnification shall be
                                            $500,000.

                  6.4(b) The Buyer shall give written notice to the Sellers of any claim, action, suit or proceeding relating to the indemnity herein provided by Sellers not later than ten (10) days after Buyer has received notice thereof. Sellers shall have the right, at his option, to compromise or defend, at his own expense and by his own counsel (which counsel shall be reasonably satisfactory to Buyer), any such action, suit or proceeding. Buyer and Sellers agree to cooperate in any such defense or settlement and to give each other full access to all information relevant thereto.

                  6.4(c) The Holdback Cash shall constitute security for Sellers' indemnification. If Buyer makes no claim of breach of any of Sellers' representations, warranties or covenants, or of any deficiency resulting from uncollectible accounts receivable, then the Holdback Escrow shall be delivered in full or in part to Sellers one hundred eighty (180) days after the Closing Date, along with an assignment to Sellers of the uncollectible accounts receivable.

                  6.4(d) Except as herein expressly provided, the remedies provided in this paragraph shall be cumulative and shall not preclude assertion by the Buyer of any other rights or the seeking of any other remedies available against the Sellers at law or in equity.

7.       ADDITIONAL AGREEMENT OF THE BUYER.

         7.1 EXECUTION OF FURTHER DOCUMENTS BY BUYER. From and after the Closing, upon reasonable request of Sellers, Buyer shall execute, acknowledge and deliver to Sellers all such further documents as may be appropriate to carry out the transactions contemplated by this Agreement.

         7.2      INDEMNIFICATION BY BUYER.

                  7.2(a) The Buyer will indemnify and hold the Sellers harmless from and against any and all damages, loss, cost, deficiency assessment, liability or other expense (including reasonable attorney's fees, costs of court and costs of litigation, if any) suffered, incurred or paid by the Sellers as a result of:

                           7.2(a)(1)        The untruth, inaccuracy, breach or
                                            violation of any representation,
                                            warranty, covenant or other
                                            obligation of the Buyer set forth
                                            in or made in connection with this
                                            Agreement;

                           7.2(a)(2)        The assertion against the Sellers
                                            of any liability or obligation of
                                            the Buyer or any of the Companies
                                            or of any claim relating to the
                                            operation of the Companies'
                                            business subsequent to the Closing
                                            Date (including, without
                                            limitation, guaranties, customer
                                            claims or disputes); or

                           7.2(a)(3)        As a result of any claim being made
                                            by a creditor of Companies against
                                            Buyer based on a personal guaranty
                                            of the indemnity.

                  7.2(b) The Sellers shall give written notice to the Buyer of any claim, action, suit or proceeding relating to the indemnity herein provided by Buyer not later than ten (10) days after Sellers have received notice thereof. Buyer shall have the right, at its option, to compromise or defend, at its own expense and by its own counsel (which counsel shall be reasonably satisfactory to Sellers), any such action, suit or proceeding. Sellers and Buyer agree to cooperate in any such defense or settlement and to give each other full access to all information relevant thereto.

                  7.2(c) Except as herein expressly provided, the remedies provided in this Paragraph hereof shall be cumulative and shall not preclude assertion by the Sellers of any other rights or the seeking of any other remedies available against the Buyer at law or in equity.

8. CONDITIONS TO OBLIGATIONS OF THE BUYER. The obligations of the Buyer to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

         8.1 VALIDITY OF SELLERS' REPRESENTATIONS. All representations and warranties of the Sellers contained in this Agreement or otherwise made in writing pursuant to this Agreement shall have been true and correct at and as of the date hereof and they shall be true and correct at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date.

         8.2 PRE-CLOSING OBLIGATIONS. The Sellers shall have performed and complied with all the obligations and conditions required by this Agreement to be performed or complied with by Sellers at or prior to the Closing Date, including the execution and delivery of all documents and contracts required to be delivered at or before the Closing Date pursuant to this Agreement.

         8.3 OPINION OF COUNSEL FOR SELLERS. The Buyer shall have received a favorable opinion from counsel for the Sellers limited to State of Florida and federal law, dated the date of the Closing, in form satisfactory to counsel for the Buyer, to the effect that:

                  8.3(a) Each of the Companies is a duly organized and legally existing in good standing under the laws of its respective jurisdiction, and it has the power and authority to carry on its business as now being conducted and to own or hold under lease, or otherwise, its assets.

                  8.3(b) This Agreement has been duly executed and delivered by the Sellers, and constitutes a valid, enforceable and binding obligation of the Sellers pursuant to the terms of this Agreement.

                  8.3(c) Except as otherwise disclosed in this Agreement, counsel does not know of any action, suit, investigation or other legal, administrative or arbitration proceeding pending against the Sellers or any of the Companies, or which questions the validity or enforceability of this Agreement or of any action taken or to be taken pursuant to or in connection with this Agreement or any agreement contemplated herein.

                  8.3(d) To the knowledge of such counsel, and without inquiry, no consent, authorization, license, franchise, permit, approval or order of any court or governmental agency or body, other than those obtained by Sellers and delivered to the Buyer prior to or on the date of the opinion, is required for the sale of the Acquisition Stock by the Sellers pursuant to this Agreement.

                  8.3(e) To the knowledge of such counsel, and without inquiry, the execution and performance of this Agreement by the Sellers will not violate: (i) the Organizational Documents or the By-Laws, if applicable, of any of the Companies, or (ii) any order of any court or other agency of government known to said counsel.

                  8.3(f) The instruments of conveyance and assignments executed by the Sellers to the Buyer pursuant to this Agreement are adequate to convey the Ownership Interests, free and clear of all liens, claims or encumbrances known to such counsel after conducting a UCC-11 lien search with the offices of the Secretary of State for the State of Florida, and the offices of the County Clerk for the Counties in which Companies do business, and

                  8.3(g) To the knowledge of such counsel (after reasonable investigation), Sellers own all of the issued and outstanding Ownership Interests of the Companies.

                  The form of such opinion is set forth on SCHEDULE H attached hereto and made a part hereof.

         8.4 RECEIPT BY THE BUYER OF NECESSARY CONSENTS. All necessary consents or approvals of third parties to any of the transactions contemplated hereby shall have been obtained, and satisfactory evidence of such consents or approvals shall have been delivered to the Buyer at Closing.

         8.5 RESIGNATION OF OFFICERS AND DIRECTORS. Buyer shall have received such resignations of officers and directors of the Companies as shall have been requested by Buyer in the form attached hereto as SCHEDULE I and made a part hereof.

         8.6 STOCK PURCHASE. On Closing, the obligations of the signatories shall be consummated.

9. CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligations of the Sellers to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

         9.1 VALIDITY OF BUYER'S REPRESENTATIONS. All representations and warranties of the Buyer contained in this Agreement or otherwise made in writing pursuant to this Agreement shall have been true and correct at and as of the date hereof and they shall be true and correct at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date.

         9.2 PRE-CLOSING OBLIGATIONS. The Buyer shall have performed and complied with all the obligations and conditions required by this Agreement to be performed or complied with by Sellers at or prior to the Closing Date, including the execution and delivery of all documents and contracts required to be delivered at or before the Closing Date pursuant to this Agreement.

         9.3 CORPORATE AUTHORITY OF BUYER. The execution and performance of this Agreement by the Buyer shall have been duly and legally authorized in accordance with applicable law, and the Buyer shall have furnished to counsel for the Sellers certified copies of resolutions adopted by the Board of Directors of the Buyer authorizing and proving the execution and delivery of this Agreement and performance of the transactions contemplated hereunder.

         9.4 OPINION OF COUNSEL FOR BUYER. The Sellers shall have received a favorable opinion from counsel for the Buyer dated the date of the Closing, in form satisfactory to counsel for the Sellers, to the effect that:

                  9.4(a) The Buyer is a corporation, duly organized and legally existing in good standing under the laws of the State of Delaware, and it has the corporate power and authority to carry on its business as now being conducted and to carry out the transactions and agreements contemplated hereby.

                  9.4(b) All corporate and other proceedings required to be taken by or on the part of the Buyer in order to authorize it to perform its obligations hereunder have been duly and properly taken, including any necessary approval or authorization by the Board of Directors of the Buyer.

                  9.4(c) This Agreement has been duly executed and delivered by the Buyer and constitutes a valid, enforceable and binding obligation of the Buyer pursuant to the terms of this Agreement.

                  9.4(d) Except as otherwise disclosed in this Agreement, said counsel does not know of any action, suit, investigation or other legal, administrative or arbitration proceeding which questions the validity or enforceability of this Agreement or of any action taken or to be taken pursuant to or in connection with this Agreement or any agreement contemplated herein.

                  9.4(e) The execution and performance of this Agreement by the Buyer will not violate: (i) the Articles of Incorporation or the By-Laws of the Buyer; or (ii) any order of any court or other agency of government known to said counsel.

10. SELLERS' NON-COMPETE AND NON-SOLICITATION AGREEMENT. As inducement to Buyer to enter into this Agreement and perform its obligations hereunder, and in consideration of the payments to Sellers pursuant to this Agreement, the Sellers agree that Sellers will not, for a period of two (2) years from the Closing Date, directly or indirectly, in each case, within the County of Broward and the County of Palm Beach, State of Florida; (whether as owner, partner, shareholder, agent, employee, independent contractor, consultant or otherwise): (i) engage in any business which directly competes with business of the Buyer, or with any subsidiary of Buyer as of the Closing Date, (ii) solicit any party who is or was a customer or supplier of the Company on the Closing Date for services of any type or quality being provided by the Company; (iii) solicit for employment any person who was or is an employee of the Company on the Closing Date, or (iv) either directly or indirectly, divulge, disclose, or communicate to any person, firm or corporation in any manner whatsoever any confidential information relating to the business of Buyer, or the Company for a period of two
         (2) years from date of Closing. The term, "confidential information", as used herein, means all information of a business or technical nature relative to the business of Buyer, the business of any customers of the Company or any business of any person, firm or corporation which consults with, or is affiliated with, Buyer or the Company. The term "confidential information" shall not include information so generally known as to be part of the public domain.

         Each of the covenants contained in this Article are separate and independent. The Sellers acknowledge and agree that Buyer's remedies at law may be inadequate in the event of a breach or threatened breach of the covenants set forth herein, and in such event, Buyer shall be entitled to have an injunction issued by any court of competent jurisdiction, enjoining and restraining each and every party concerned therewith from the creation or continuation of such breach.

11.      OTHER PROVISIONS.

         11.1 EMPLOYMENT AGREEMENTS. At Closing, Buyer will enter into written Employment Agreements with key employees of Company in a form set forth on SCHEDULE F.

         11.2     INCOMPLETE EXHIBITS. The parties hereto acknowledge and agree
                  (a) that many, if not all, of the schedules to be attached to this Agreement will not have been prepared by the time of execution of this Agreement, and (b) that consummation of the transactions contemplated by this Agreement are subject to the completion of such schedules by Sellers (to the extent that an exhibit is to be completed by Sellers, such schedule must be reasonably acceptable to Buyer) or Buyer (to the extent that a schedule is to be completed by Buyer, it must be reasonably acceptable to Sellers) as the case may be, prior to or at the Closing, pursuant to the terms of this Agreement.

         11.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, obligations and agreements of the parties contained in this Agreement, or in any writing delivered pursuant to provisions of this Agreement, shall survive the Closing for a period of 180 days.

         11.4 WAIVER OR EXTENSION OF CONDITIONS. The Sellers or the Buyer may extend the time for or waive the performance of any of the obligations of the other party, waive any inaccuracies in the representations or warranties by the other party, or waive compliance by the other party with any of the covenants or conditions contained in this Agreement. Any such extension or waiver shall be in writing and signed by the Sellers and the Buyer. Any such extension or waiver shall not act as a waiver or an extension of any other provisions of this Agreement.

         11.5 NOTICES. Any notice, request or other document shall be in writing and sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the party to be notified at the following addresses, or such other address as such party may hereafter designate by written notice to all parties, which notice shall be effective as of the date of posting:

                  (i)      If to the Buyer:
                           EarthCare Company
                           14901 Quorum Drive
                           Suite 200
                           Dallas, TX 75240

                  Copy to:
                           Robert C. Gist, Esq.
                           12809 Plum Hollow Drive
                           Oklahoma City, OK 73142-5148

                  (ii)     If to the Sellers:
                           James Frederico
                           3779 N.W. 52nd Street
                           Boca Raton, FL 33496



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

                  Copy to:
                           Samuel P. Merlo, Esq.
                           Woods, Oviatt, Gilman
                           Sturman & Clarke LLP
                           700 Crossroads Building
                           2 State Street
                           Rochester, New York 14614


         11.6 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Florida.

         11.7 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.

         11.8 HEADINGS. The subject headings of the Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

         11.9 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         11.10 ENTIRE AGREEMENT; MODIFICATION. This Agreement (including the schedules attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding between the parties, and supersede any prior agreements and understandings relating to the subject matter hereof. This Agreement may be modified or amended by a written instrument executed by all parties hereto.


IN WITNESS WHEREOF the parties have executed this Agreement as of the 24th day of August, 1999


"Sellers"

-----------------------------------

-----------------------------------

-----------------------------------



"Buyer"

EarthCare Company


By:_______________________________





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


                               LIST OF SCHEDULES


                  A.       Holdback and Earnout Escrow Agreement

                  B.       Intentionally Omitted

                  C.       Wire Transfer Creditor List

                  D.       Intentionally Omitted

                  E.       Purchase Price Allocation

                  F.       Employee Contracts

                  G.       Licenses and Permits Violation

                  H.       Attorney Opinion Letter

                  I.       Officer and Director Resignation


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